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                                                                    EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-117400 of Odimo Incorporated (the "Company") of our report dated July 12, 2004, except for paragraph 2 of Note 1, paragraph 2 of Note 7 and paragraph 7 of Note 10, as to which the date is August 20, 2004 (which report expresses an unqualified opinion and includes an explanatory paragraph concerning a 2002 change in the Company's method of accounting for goodwill), appearing in the Prospectus, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.



DELOITTE & TOUCHE LLP

Miami, Florida
August 31, 2004